Exhibit 23.3

CONSENT OF PINCOCK, ALLEN & HOLT

    We hereby consent to the use of our Technical Report and Resource Estimate for the Sierra Mojada Project, Mexico dated as of January 29, 2010 (the “Technical Report”) and information based on our Technical Report prepared in accordance with National Instrument 43-101F1 in this Form S-4 Registration Statement (the “Registration Statement”) and the joint proxy statement/prospectus to which the Registration Statement is related.

    We also consent to the reference to us under the heading “Experts” in the Registration Statement and the joint proxy statement/prospectus to which the Registration Statement is related.

/s/  Pincock, Allen & Holt

Pincock, Allen & Holt

Lakewood, Colorado
January 29, 2010